Exhibit 3.1

CERTIFICATE OF FORMATION

OF

STARZ, LLC

(a Delaware limited liability company)

August 10, 2006

1.                                      The name of the limited liability company is Starz, LLC.

2.                                      The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3.                                      The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Starz, LLC.

/s/ Katherine F. Beckes
Katherine F. Beckes, Authorized Person